Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-176833), Form S-4 (No. 33-41826), and in the Registration Statements on Form S-8 (Nos. 333-42366, 333-105675, 333-152841 and 333-161119) of United States Cellular Corporation  of our report dated February 24, 2012, relating to the financial statements of Los Angeles SMSA Limited Partnership as of December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, appearing in the Annual Report on Form 10-K of United States Cellular Corporation for the year ended December 31, 2011.

/s/ Deloitte & Touche LLP

Atlanta, Georgia
February 24, 2012